Exhibit (l): Initial Subscription Agreement
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                             SUBSCRIPTION AGREEMENT


THIS AGREEMENT by and between Sheldon J. Hillman and Willa A. Hillman (joint account) and the Hillman Capital Management Investment Trust ("Trust"), a business trust organized and existing under and by virtue of the laws of the State of Delaware.

     In consideration of the mutual promises set forth herein, the parties agree as follows:

     1. The Trust agrees to sell to Sheldon J. Hillman and Willa A. Hillman and Sheldon J. Hillman and Willa A. Hillman hereby subscribe to purchase 10,000 shares ("Shares") of beneficial interest of The Hillman Total Return Fund, a series of the Trust, each with a par value of $0.00 per Share, at a price of ten dollars ($10.00) per each Share.

     2. Sheldon J. Hillman and Willa A. Hillman agree to pay $100,000 for all such Shares at the time of their issuance, which shall occur upon call of the President of the Trust, at any time on or before the effective date of the Trust's Registration Statement filed by the Trust on Form N-1A with the Securities and Exchange Commission ("Registration Statement").

     3. Sheldon J. Hillman and Willa A. Hillman acknowledge that the Shares to be purchased hereunder have not been, and will not be, registered under the federal securities laws and that, therefore, the Trust is relying on certain exemptions from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the Shares. Sheldon J. Hillman and Willa A. Hillman also understands that any resale of the Shares, or any part thereof, may be subject to restrictions under the federal securities laws, and that Sheldon J. Hillman and Willa A. Hillman may be required to bear the economic risk of any investment in the Shares for an indefinite period of time.

     4. Sheldon J. Hillman and Willa A. Hillman represent and warrant that they are acquiring the Shares solely for their own joint account and solely for investment purposes and not with a view to the resale or disposition of all or any part there of, and that he has no present plan or intention to sell or otherwise dispose of the Shares or any part thereof at any time in the near future.

     5. Sheldon J. Hillman and Willa A. Hillman agree that they will not sell or dispose of the Shares or any part thereof, except to the Trust itself, unless the Registration Statement with respect to such Shares is then in effect under the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives this 26th day of October, 2000.



                  By:  /s/ Sheldon J. Hillman
                      ________________________
                      Sheldon J. Hillman


                       /s/ Willa A. Hillman
                      ________________________
                      Willa A. Hillman




                  HILLMAN CAPITAL MANAGEMENT INVESTMENT TRUST

                  By:  /s/ Julian G. Winters
                      _________________________
                      Julian G. Winters

                  Title: Trustee